                                                                     Exhibit 4.2

                                    SERIES A

                             CONVERTIBLE PREFERRED

                         SECURITIES PURCHASE AGREEMENT

                      BY AND AMONG DIRECT CORPORATION AND

                          SSM VENTURE PARTNERS, L.P.,

               NORO-MOSELEY PARTNERS II, L.P. AND DAVID F. BELLET

                             DATED DECEMBER 2, 1994

                                TABLE OF CONTENTS

1.       Authorization and Sale of Shares......................................  1
         1.1      Authorization................................................  1
         1.2      Sale of Shares...............................................  1
         1.3      Use of Proceeds..............................................  1

2.       The Closing...........................................................  2

3.       Representations of the Company and its Subsidiaries...................  2
         3.1      Organization and Standing....................................  2
         3.2      Subsidiaries.................................................  2
         3.3      Capitalization...............................................  3
         3.4      Stockholder List and Agreements..............................  3
         3.5      Issuance of Shares...........................................  4
         3.6      Authority for Agreement......................................  4
         3.7      Governmental Consents........................................  4
         3.8      Litigation...................................................  5
         3.9      Financial Statements.........................................  5
         3.10     Reserves and other Insurance Liabilities.....................  6
         3.11     Absence of Liabilities.......................................  6
         3.12     Taxes........................................................  7
         3.13     Property and Assets..........................................  7
         3.14     Patents and Trademarks.......................................  8
         3.15     Insurance....................................................  8
         3.16     Material Contracts and Obligations...........................  8
         3.17     Compliance...................................................  8
         3.18     Absence of Changes...........................................  9
         3.19     Employees.................................................... 10
         3.20     ERISA........................................................ 10
         3.21     Books and Records............................................ 10
         3.22     Accounts and Notes Receivable................................ 11
         3.23     "Sensitive" Payments......................................... 11
         3.24     U.S. Real Property Holding Corporation....................... 11
         3.25     Disclosures.................................................. 11

4.       Representations of the Purchasers..................................... 12
         4.1      Investment................................................... 12
         4.2      Authority.................................................... 12
         4.3      Experience................................................... 12
         4.4      Accredited Investor.......................................... 12

5.       Conditions to the Obligations of the Purchasers....................... 12
         5.1      Accuracy of Representations and Warranties................... 12
         5.2      Performance.................................................. 12
         5.3      Opinion of Counsel........................................... 13
         5.4      Other Agreements............................................. 13
         5.5      Certificates and Documents................................... 13
         5.6      Minimum Investment........................................... 14
         5.7      Compliance Certificate....................................... 14

         5.8      Absence of Material Adverse Change........................... 14
         5.9      Bank Financing............................................... 14
         5.10     Other Matters................................................ 14

6.       Conditions to the Obligations of the Company.......................... 14
         6.1      Accuracy of Representations and Warranties................... 15
         6.2      Compliance Certificate........................................15

7.       Covenants of the Company.............................................. 15
         7.1      Inspection................................................... 15
         7.2      Observer Rights.............................................. 15
         7.3      Financial Statements and Other Information................... 16
         7.4      Material Changes and Litigation.............................. 17
         7.5      Key Man Insurance............................................ 18
         7.6      Right of First Refusal....................................... 18
         7.7      Auditor and Actuary.......................................... 19
         7.8      Compensation of Executive Officers and Selection of
                  President and Chief Operating Officer........................ 20
         7.9      Additional Covenants......................................... 20
         7.10     Negative Covenants........................................... 21
         7.11     Expenses of Directors and Purchaser Representatives.......... 23
         7.12     Reservation of Common Stock.................................. 23
         7.13     Disaster Recovery Plan and Implementation.................... 24
         7.14     Director and Officer Insurance............................... 24
         7.15     Stock Option Plan............................................ 24
         7.16     Interested Party Transactions................................ 24
         7.17     Termination of Covenants..................................... 24

8.       Registration Rights................................................... 24
         8.1      Certain Definitions.......................................... 24
         8.2      Sale or Transfer of Shares; Legend........................... 25
         8.3      Required Registrations....................................... 26
         8.4      Incidental Registration...................................... 28
         8.5      Registration Procedures...................................... 29
         8.6      Allocation of Expenses....................................... 30
         8.7      Indemnification and Contribution............................. 30
         8.8      Indemnification with Respect to Underwritten Offering........ 32
         8.9      Information by Holder........................................ 33
         8.10     "Stand-Off" Agreement........................................ 33
         8.11     Limitations on Subsequent Registration Rights................ 33
         8.12     Rule 144 Requirements........................................ 34
         8.13     Selection of Underwriter..................................... 34
         8.14     Mergers, Etc................................................. 34

9.       Successors and Assigns................................................ 35

10.      Transfers of Certain Rights........................................... 35

11.      Confidentiality....................................................... 35

12.      Survival of Representations and Warranties............................ 36

13.      Expenses.............................................................. 36

14.      Notices............................................................... 36

15.      Brokers............................................................... 36

16.      Irrevocable Proxy..................................................... 37

17.      Entire Agreement...................................................... 37

18.      Amendments and Waivers................................................ 37

19.      Counterparts.......................................................... 37

20.      Headings.............................................................. 37

21.      Severability.......................................................... 38

22.      Governing Law......................................................... 38

Exhibits

Exhibit A -.......Purchaser List

Exhibit B -.......Articles of Amendment

Exhibit C -.......Disclosure Letter

Exhibit D -.......Stockholder List

Exhibit E -.......Form of Opinion - Wyatt, Tarrant & Combs

Exhibit F -.......Form of Stockholders Agreement

Exhibit G -.......Form of Noncompetition and Confidentiality Agreement

Exhibit H -.......Form of Indemnification Agreement

                          SECURITIES PURCHASE AGREEMENT

         This Securities Purchase Agreement is made and entered into as of this 2nd day of December, 1994, by and among Direct Corporation, a Tennessee corporation (the "Company"), and the individuals and entities listed on Exhibit A hereto (the "Purchasers").

         In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

         1.       Authorization and Sale of Shares.

                  1.1 Authorization. The Company has, or before the Closing (as defined in Section 2) will have, duly authorized the sale and issuance of 244,812 shares of its Series A Convertible Preferred Stock, no par value (the "Series A Preferred"), having the rights, restrictions, privileges, preferences and voting powers set forth in the Articles of Amendment to the Company's Charter attached hereto as Exhibit B (the "Articles of Amendment"). The Company has, or on or before the Closing will have, adopted and filed the Articles of Amendment with the Secretary of State of the State of Tennessee.

                  1.2 Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing the Company will sell and issue to each of the Purchasers, and each of the Purchasers will purchase, the number of shares of Series A Preferred set forth opposite such Purchaser's name on Exhibit A for the
                                                               ---------
purchase price of $24.51 per share. The shares of Series A Preferred being sold under this Agreement are referred to as the "Shares". The Company's agreement with each of the Purchasers is a separate agreement, and the sale of Shares to each of the Purchasers is a separate sale.

                  1.3 Use of Proceeds. The Company will use the proceeds from the sale of the Shares as follows:

                           (i)      Approximately $2.0 million of the net
proceeds will be contributed to the capital of Direct Insurance Company, to provide increased capacity to write and retain non-standard automobile insurance;

                           (ii)     Approximately $.8 million will be utilized
to retire intercompany receivables and payables between Direct Insurance Company and Direct General Insurance Agency of Louisiana, Inc.;

                           (iii)    The remaining net proceeds of approximately
$3.0 million will be utilized for future acquisitions of one or more shell property and casualty insurance companies. The

Company has no current commitments to acquire a shell company, however, the Company is actively evaluating possible acquisition candidates; and

                           (iv)     Until the net proceeds from the sale of the
Shares are used for such acquisitions, the Company will utilize such proceeds to reduce subsidiary borrowings under its principal credit facility, manage intercompany cash flow requirements and/or invest in short--term interest bearing securities.

         2. The Closing. The closing ("Closing") of the sale and purchase of the Shares under this Agreement shall take place at the offices of Bass, Berry & Sims, 2500 First American Center, 10:00 a.m. on December 2, 1994, or at such other time, date, and place as are mutually agreeable to the Company and special counsel to the Purchasers, but in no event later than December 30, 1994. At the Closing, the Company will deliver to each of the Purchasers a certificate for the number of Shares being purchased by such Purchaser, registered in the name of such Purchaser, against payment to the Company of the purchase price therefor, by wire transfer, check, or other method mutually acceptable to the Company and the Purchaser. The date of the Closing is hereinafter referred to as the "Closing Date". If at the Closing any of the conditions specified in Section 5 shall not have been fulfilled, each of the Purchasers shall, at its election, be relieved of all of its obligations under this Agreement without thereby waiving any other rights he or it may have reason of such failure or such non-fulfillment.

         3. Representations of the Company and its Subsidiaries. Subject to and except as disclosed by the Company and its subsidiaries in Exhibit C hereto (the "Disclosure Letter"), the Company and its subsidiaries hereby represent and warrant to each of the Purchasers as follows:

                  3.1 Organization and Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. The Company is duly qualified to do business as a foreign corporation and is in good standing in every other jurisdiction in which the failure to so qualify would have a material adverse effect on the operations or financial condition of the Company. The Company has furnished to special counsel to the Purchasers true and complete copies of its Charter and Bylaws, each as amended to date and presently in effect.

                  3.2 Subsidiaries. Each subsidiary of the Company has been duly incorporated and is validly existing as a corporation under the laws of the jurisdiction of its incorporation and is duly under the laws of the jurisdiction of its incorporation and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the conduct of the business or the ownership of the Company and its subsidiaries, taken as a whole; all of the issued and outstanding shares of each such subsidiary have been duly and validly issued and are fully paid and nonassessable; and, except as set forth in Exhibit C, all of such shares are owned by the Company, free and clear of any mortgage, pledge, lien, encumbrance, claim or equity. A complete list of the Company's subsidiaries, containing the state of incorporation, all foreign qualifications and setting forth any minority ownership interest, is set forth in Exhibit C.

                  3.3 Capitalization. Giving effect to the filing of the Articles of Amendment, the authorized capital stock of the Company (immediately prior to the Closing) will consist of 10,000,000 shares of common stock, no par value (the "Common Stock"), of which 1,007,670 shares are issued and outstanding, and 1,000,000 shares of preferred stock, no par value (the "Preferred Stock"); of the 1,000,000 shares of Preferred Stock authorized, 244,812 shares are authorized and constitute the Series A Preferred. Immediately prior to the Closing, there will be no shares of Series A Preferred issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are full-paid and nonassessable. Except as set forth in Exhibit C or provided in this Agreement, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security, or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, and (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except as provided in this Agreement, no person or entity is entitled to (i) any preemptive or similar right with respect to the issuance of any capital stock of the Company or (ii) any rights with respect to the registration of any capital stock of the Company under the Securities Act of 1933, as amended (the "Securities Act"). All of the issued and outstanding shares of Common Stock have been offered, issued, and sold by the Company in compliance with applicable federal and state securities laws. To the best of the Company's knowledge, no stockholder of the Company has granted options or other rights to purchase any shares of Common Stock from such stockholder.

                  3.4 Stockholder List and Agreements. Attached as Exhibit D is a true and complete list of the stockholders of the Company, showing the number of shares of Common Stock of the Company held of record and beneficially by each stockholder as of the date of this Agreement. Except as contemplated by this Agreement, there are no agreements, written or oral, between the Company and any holder of its capital stock, or, to the best knowledge of the Company, among any holders of its capital stock, relating to the acquisition (including, without limitation, rights of first refusal or preemptive rights), disposition, or voting of the capital stock of the Company.

                  3.5 Issuance of Shares. The issuance, sale, and delivery of the Shares in accordance with this Agreement, and the issuance and delivery of the shares of Common Stock issuable upon conversion of the Shares, have been duly authorized by all necessary corporate action on the part of the Company, and all such shares have been duly reserved for issuance. The Shares when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, and the shares of Common Stock issuable upon conversion of the Shares, when issued upon such conversion, will be duly and validly issued, fully paid, and nonassessable.

                  3.6 Authority for Agreement. The execution, delivery, and performance by the Company of this Agreement and all other agreements required to be executed by the Company or any of its subsidiaries on or prior to Closing pursuant to Section 5.4 (the "Ancillary Agreements"), and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their respective terms. The execution of and performance of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance with their provisions by the Company and each of its subsidiaries will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, or require a consent or waiver under, its Charter or Bylaws (each as amended to date and presently in effect) or any indenture, lease, agreement (including any governmental order, decree or consent), or other instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to the Company or any of its subsidiaries.

                  3.7 Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental authority is required on the part of the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement, the offer, issuance, sale, and delivery of the Shares, or the other transactions to be consummated at the Closing, as contemplated by this Agreement, except such filings as shall have been made prior to and shall be effective on and as of the Closing. Based on the representations made by each of the Purchasers in Section 4 of this Agreement, the offer and sale of the Shares to each of the Purchasers will be in compliance with applicable federal and state securities laws.

                  3.8 Litigation. There is no action, suits or proceeding, or governmental inquiry or investigation, pending, or, to the best of the Company's knowledge, any basis therefor or threat thereof, against the Company or any of its subsidiaries, that questions the validity of this Agreement or the right of the Company to enter into it, or that might result, either individually or in the aggregate, in any material adverse change in the assets, condition (financial or otherwise), business, or prospects of the Company and its subsidiaries, taken as a whole, nor is there any litigation pending, or, to the best of the Company's knowledge, any basis therefor or threat thereof, against the Company by reason of the past employment relationships of any of the Company's employees, the proposed activities of the Company, or negotiations by the Company with possible investors in the Company. Set forth in Exhibit C is a list of all material pending and threatened litigation, including, but not limited to, all claims of bad faith against the Company, Direct Insurance Company or any other subsidiary and all claims against the Company, and governmental inquiries or investigations relating to the Company or any of its subsidiaries, including any consent or agreed orders currently in effect.

                  3.9 Financial Statements. Except as set forth on Exhibit C, the Company has furnished to each of the Purchasers (i) a complete and correct copy of the unaudited balance sheets of the Company (on a consolidated basis) and each of its subsidiaries (the "Balance Sheets") as at September 30, 1994 (the "Balance Sheet Date"), and the related statements of operations for the nine months then ended, compiled by the Company and its subsidiaries (collectively, the "Interim Financial Statements"); (ii) complete and correct copies of the audited balance sheets of Direct Insurance Company as at December 31, 1993 (the "DIC Audited Balance Sheet Date") and the related statements of operations and cash flows for the fiscal year then ended prepared, respectively, in accordance with generally accepted accounting principles and statutory accounting practices prescribed or permitted by the National Association of Insurance Commissioners and the Tennessee Department of Commerce and Insurance (the "DIC Financial Statements"); and (iii) a complete and correct copy of the unaudited balance sheet of Direct General Insurance Agency, Inc., a Tennessee corporation, as at December 31, 1993 (the "DGA Balance Sheet Date") and the related statements of operations for the fiscal year then ended (the "DGA Financial Statements") (collectively, the Interim Financial Statements, DIC Financial Statements and DGA Financial Statements are the "Financial Statements"). With respect to each of the subsidiaries set forth on Exhibit C for which no Interim Financial Statements are provided, no material activity has occurred in any such subsidiary as of September 30, 1994. The Financial Statements are complete and correct, are in accordance with the books and records of the Company and its subsidiaries and present fairly the financial condition and results of operations of the Company and its subsidiaries, as at the dates and for the periods indicated, and, except as set forth on Exhibit C, have been prepared in accordance with (i) generally accepted accounting principles consistently applied, or (ii) statutory accounting practices prescribed or permitted by the National Association of Insurance Commissioners and the Tennessee Department of Commerce and Insurance. In addition, the Company has delivered to the Purchasers a consolidated proforma balance sheet as of September 30, 1994, reflecting the Company and its subsidiaries following the completion of the investment provided by this Agreement prepared in accordance with generally accepted accounting principles consistently applied, except for certain year end audit adjustments, which in the aggregate will not be material, and footnotes.

                  3.10 Reserves and other Insurance Liabilities. The Direct Insurance Company's reserves, including, but not limited to, loss reserves (including loss adjustment expense reserves), loss reserves for claims incurred but not reported (including loss adjustment expense reserves), and unearned premiums, determined under statutory accounting practices as at September 30, 1994, as reflected in the Financial Statements, equal or exceed those required under the insurance laws of the State of Tennessee, including interpretations thereof by the Department of Commerce and Insurance of the State of Tennessee. Each reserving assumption utilized by Direct Insurance Company in its calculations of such reserves is reasonable in light of Direct Insurance Company's experience, and no information has come to Direct Insurance Company's attention which would cause it to believe that any such assumption should be changed in any material respect.

                  3.11 Absence of Liabilities. Except as disclosed in Exhibit C, the Company and its subsidiaries did not have, at the Balance Sheet Date, any liabilities of any type that in the aggregate exceeded $250,000, whether absolute or contingent, that were not fully reflected on the Balance Sheets, and, since the Balance Sheet Date, neither the Company nor any of its subsidiaries has incurred or otherwise become subject to any such liabilities or obligations except in the ordinary course of business. In addition, except as disclosed in Exhibit C, Direct Insurance Company and Direct General Insurance Agency, Inc., a Tennessee corporation, respectively, did not have at the DIC and DGA Balance Sheet Date any liabilities of any type that in the aggregate exceeded $150,000, whether absolute or contingent, that were not fully reflected on the DIC Audited Balance Sheet and the DGA Balance Sheet, and, since the DIC and DGA Balance Sheet Date, neither Direct Insurance Company nor Direct General Insurance Agency, Inc. has incurred or otherwise become subject to any such liabilities or obligations except in the ordinary course of business.

                  3.12 Taxes. The amount shown on the Balance Sheets as provision for taxes is sufficient in all material respects for payment of all accrued and unpaid federal, state, county, local, and foreign taxes for the period then ended and all prior periods. The Company and each of its subsidiaries has filed or has obtained presently effective extensions with respect to all federal, state, county, local, and foreign tax returns that are required to be filed by it, such returns are true and correct and all taxes shown thereon to be due have been timely paid with exceptions not material to the Company or any of its subsidiaries. Federal income tax returns of the Company and its subsidiaries have not been audited by the Internal Revenue Service, and no controversy with respect to taxes of any type is pending or, to the best knowledge of the Company or any of its subsidiaries, threatened. Neither the Company nor any of its stockholders has ever filed (a) an election pursuant to Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), that the Company be taxed as an S Corporation or (b) consent pursuant to Section 341(f) of the Code relating to collapsible corporations.

                  3.13 Property and Assets. The Company and each of its subsidiaries has good title to all of their respective properties and assets, including all properties and assets reflected in the Balance Sheets, the DIC Audited Balance Sheet and the DGA Balance Sheet, except those disposed of since the date thereof in the ordinary course of business, and none of such properties or assets is subject to any mortgage, pledge, lien, security interest, lease, charge, or encumbrance other than those the material terms of which are described in the Balance Sheets, the DIC Audited Balance Sheet, the DGA Balance Sheet or in Exhibit C. The Company and its subsidiaries, taken as a whole, have all assets and properties necessary to operate the Company and its subsidiaries as currently operated and as necessary to operate the Company and its subsidiaries consistent with the Company's business plan provided to the Purchasers.

                  3.14 Patents and Trademarks. Set forth in Exhibit C is a true and complete list of all patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, copyrights, and licenses presently owned or held by the Company or necessary for the conduct of the Company's business as conducted and as proposed to be conducted, as well as any agreement under which the Company has access to any confidential information used by the Company in its business (the "Intellectual Property Rights"). The Company owns, or has the right to use under the agreements or upon the terms described in Exhibit C, all of the Intellectual Property Rights. To the best of the Company's knowledge, the business proposed by the Company will not cause the Company to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets, or other proprietary rights of any other person or entity.

                  3.15 Insurance. The Company maintains valid policies of workers' compensation insurance and of insurance with respect to its properties and business of the kinds and in the amounts (i) not less than is customarily obtained by corporations of established reputation engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, theft, public liability, and other risks and (ii) in the judgment of the Company's Board of Directors, reasonably exercised, are adequate to provide the necessary protection to the Company, its subsidiaries and its business from risks associated with its business. Set forth in Exhibit C is a complete list of all insurance policies maintained as of the date hereof by the Company and its subsidiaries.

                  3.16 Material Contracts and Obligations. Exhibit C sets forth a list of all material agreements of any nature to which the Company and/or any of its subsidiaries is a party or by which any such entity is bound, including without limitation (a) each agreement that requires future expenditures by the Company and/or any of its subsidiaries in excess of $100,000 or that might result in payments to the Company and/or any of its subsidiaries in excess of $100,000, (b) all employment and consulting agreements, employee benefit, bonus, pension, profit sharing, stock option, stock purchase, and similar plans and arrangements, and consulting, distributor and sales representative agreements, (c) any agreement with any stockholder, officer, or director of the Company, or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including, without limitation, any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, (d) any agreement relating for the Intellectual Property Rights, and (e) all reinsurance agreements. The Company has delivered to special counsel to the Purchasers copies of each of the foregoing agreements. All of such agreements and contracts are valid, binding, and in full force and effect.

                  3.17 Compliance. Except as set forth in Exhibit C, the Company and each of its subsidiaries has materially complied with all laws, regulations, and orders applicable to its present and proposed business and has all permits and licenses required thereby, including, but not limited to, the state and local laws, regulations, orders, permits and licenses in each of Alabama, Arkansas, Georgia, Kentucky, Louisiana, Mississippi, North Carolina and Tennessee. There is no term or provision of any mortgage, indenture, contract, agreement, or instrument to which the Company or any of its subsidiaries is a party or by which it is bound, or of any provision of any state or federal judgment, decree, order, reasonably likely to materially adversely affect, the business, prospects, condition (financial or otherwise), affairs, or operations of the Company or any of its subsidiaries or any of their respective properties or assets. To the best of the Company's knowledge, no employee of the Company or any of its subsidiaries is in violation of any term of any contract or covenant (either with the Company or with another entity) relating to employment, patents, proprietary information disclosure, non-competition, or non-solicitation. Notwithstanding the above, to the best of the Company's knowledge, after due inquiry, the Company and its subsidiaries have fully complied with all consent orders and/or decrees entered into by any such party with a federal, state or local regulatory or governmental entity.

                  3.18 Absence of Changes. Excluding the transactions contemplated by the Exchange Offer, which was effected on December 2, 1994, since the Balance Sheet Date, and, with respect to Direct Insurance Company and Direct General Insurance Agency, Inc., the DIC and DGA Balance Sheet Date, there has not been:

                           (a)      Any change in the assets, liabilities,
financial condition, or operations of the Company or any of its subsidiaries from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, either individually or in the aggregate, materially adverse;

                           (b)      Any material change (individually or in the
aggregate), except in the ordinary course of business, in the contingent obligations of the Company or any of its subsidiaries by way of guaranty, endorsement, indemnity, warranty, or otherwise;

                           (c)      Any waiver or compromise by the Company or
any of its subsidiaries of a valuable right or of a material debt owed to it;

                           (d)      Any loans, in the aggregate not to exceed
$100,000, made by the Company or any of its subsidiaries to its employees, officers, or directors other than travel advances made in the ordinary course of business;

                           (e)      Any extraordinary increases in the
compensation of any of the Company's or any of its subsidiaries' employees, officers, or directors;

                           (f)      Any declaration or payment of any dividend
or other distribution of the assets of the Company or any of its subsidiaries;

                           (g)      Any issuance or sale by the Company of any
shares of its Common Stock or other securities;

                           (h)      To the best of the Company's knowledge, any
other event or condition of any character that has materially and adversely affected the Company or any of its subsidiaries' business or prospects; or

                           (i)      Any agreement or commitment by the Company
or any of its subsidiaries or any of its subsidiaries to do any of the things described in this subsection 3.18.

                  3.19 Employees. None of the employees of the Company or any of its subsidiaries is represented by any labor union, and there is no labor strike or other labor trouble pending with respect to the Company (including, without limitation, any organizational drive) or, to the best knowledge of the Company, threatened. The Company and its subsidiaries have complied in all material respects with all applicable state and federal equal opportunity and other laws relating to employment. No employee of the Company is or will be in violation of any judgment, decree, or order or any term of any employment contract, patent disclosure agreement, or other contractor agreement relating to the relationship of any such employee with the Company or any of its subsidiaries or any other party because of the nature of the business conducted or to be conducted by the Company or any subsidiary thereof or the use by the employee of his best efforts with respect to such business, except where such violation would not result in any material adverse change in the assets, condition (financial or otherwise), business, or prospects of the Company and its subsidiaries, taken as a whole. Neither the Company nor any of its subsidiaries is aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or any of its subsidiaries, nor does the Company nor any of its subsidiaries have a present intention to terminate the employment of any of the foregoing. Set forth in Exhibit C is a list of all employees or consultants (excluding all commissioned agents) to the Company or any of its subsidiaries that have received payments from the Company and/or its subsidiaries in the aggregate of $100,000 or more per annum since December 31, 1992.

                  3.20 ERISA. Except as set forth in Exhibit C, the Company does not have or otherwise contribute to or participate in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974.

                  3.21 Books and Records. Except as set forth in Exhibit C, the minute books of the Company and each of its subsidiaries contain complete and accurate records of all meetings and other corporate actions of their respective stockholders and Board of Directors and committees thereof. Each of the stock ledgers of the Company and its subsidiaries is complete and reflects all issuances, transfers, repurchases, and cancellations of shares of capital stock of the Company and its subsidiaries, respectively.

                  3.22 Accounts and Notes Receivable. The accounts and notes receivable of the Company and its subsidiaries, if any, reflected in the Financial Statements, and those acquired and accrued thereafter through the date of Closing are, and shall be, bona fide receivables created in the ordinary course of business and the allowances for bad debts established in respect thereof is reasonable.

                  3.23 "Sensitive" Payments. Neither the Company, any of its subsidiaries, any of their respective officers or directors, nor anyone acting on behalf of any of them, has made or received any "sensitive" payments, and no such person has or will maintain any unrecorded cash or non-cash assets out of which any "sensitive" payments might be made. Except as provided in the next sentence, "sensitive" payments means whether or not illegal, (i) payments to or from government officials or employees, (ii) commercial bribes or kick-backs,
(iii) amounts paid with an understanding that rebates or refunds will be made in contravention of the laws of any jurisdiction, either directly or through a third party, (iv) political contributions and (v) payments or commitments (whether made in form of commissions, payments of fees for goods or services received or otherwise) made with the understanding or under circumstances which would indicate that all or part thereof is to be paid by the recipient to government officials or employees or as a commercial bribe, influence payment or kick-back. However, "sensitive" payments shall not include contributions to political campaigns or organizations which are permissible under federal and state election laws.

                  3.24 U.S. Real Property Holding Corporation. The Company is not now and has never been a "United States Real Property Holding Corporation" as defined in Section 897(c) (2) of the Code and Section 1.897-2
(b) of the Regulations promulgated by the Internal Revenue Service.

                  3.25 Disclosures. Neither this Agreement nor any exhibit hereto, nor any report, certificate, or instrument furnished to any of the Purchasers or their special counsel in connection with the transactions contemplated by this Agreement, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Company knows of no information or fact that has or would have a material adverse effect on the business, prospects, or condition (financial or otherwise) of the Company or its subsidiaries that has not been disclosed to the Purchasers in writing. The projections, taken as a whole, furnished to Purchasers, were made with due care based on assumptions which the Company believed in good faith to be reasonable as of the date thereof. These projections were made by the Company based on assumptions which the Company did not consider improbable or unlikely, including, but not limited to, the performance of Direct General Insurance Agency of Louisiana, Inc., and allocations of general expenses of the Company and its subsidiaries.

         4. Representations of the Purchasers. Each of the Purchasers severally and solely as to such Purchaser represents and warrants to the Company as follows:

                  4.1 Investment. Such Purchaser is acquiring the Shares, and the shares of Common Stock into which the Shares may be converted, for his or its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the Exhibits hereto, such Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness, or commitment providing for the disposition thereof.

                  4.2 Authority. Such Purchaser has full power and authority to enter into and to perform this Agreement in accordance with its terms. Any Purchaser that is a corporation, partnership, or trust represents that it has not been organized, reorganized, or recapitalized specifically for the purpose of investing in the Company.

                  4.3 Experience. Such Purchaser has carefully reviewed the representations concerning the Company contained in this Agreement and has made detailed inquiry concerning the Company, its business, and its personnel; the officers of the Company have made available to such Purchaser any and all written information that he or it has requested and have answered to such Purchaser's satisfaction all inquiries made by such Purchaser; and such Purchaser has adequate net worth and means of providing for its current needs and contingencies to sustain a complete loss of its investment in the Company; such Purchaser's overall commitment to investments that are not readily marketable is not disproportionate to its net worth and such Purchaser's investment in the Shares will not cause such overall commitment to become excessive.

                  4.4 Accredited Investor. Each Purchaser is an Accredited Investor within the definition set forth in Rule 501(a) of Regulation D of the Securities Act.

         5. Conditions to the Obligations of the Purchasers. The obligation of each of the Purchasers to purchase Shares at the Closing is subject to the fulfillment, or the waiver by such Purchaser, of each of the following conditions on or before the Closing Date.

                  5.1 Accuracy of Representations and Warranties. Each representation and warranty contained in Section 3 shall be true on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

                  5.2 Performance. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Closing.

                  5.3 Opinion of Counsel. Each Purchaser shall have received an opinion from Wyatt, Tarrant & Combs, counsel for the Company, dated the Closing Date, addressed to the Purchasers, in the form of Exhibit E.

                  5.4      Other Agreements.

                           (a)      The Stockholders Agreement attached hereto
as Exhibit F (the "Stockholders Agreement") shall have been executed and delivered by the Company, by each of the Purchasers, and by each of the Stockholders (as defined therein). All such action shall have been taken as may be necessary to elect a Board of Directors of the Company, effective upon the Closing, in accordance with the Stockholders Agreement.

                           (b)      The Noncompetition and Confidentiality
Agreements, a form of which is attached hereto as Exhibit G (the "Noncompetition Agreements"), shall have been executed and delivered by William Adair and Jackie Crawford, respectively, and by the Company.

                           (c)      The Indemnity Agreements, a form of which is
attached hereto as Exhibit H (the "Indemnity Agreement") shall have been executed and delivered by the Company and each of the Purchasers, respectively.

                  5.5 Certificates and Documents. The Company shall have delivered to special counsel to the Purchasers:

                           (a)      The charters, as amended, of the Company and
each of its subsidiaries, in effect prior to the Closing Date, certified by the Secretary of State of the state of their incorporation.

                           (b)      Certificates, as of the most recent
practicable dates, as to the corporate good standing of the Company and its subsidiaries issued by the jurisdictions in which the Company or any of its subsidiaries is conducting business or is otherwise required to qualify.

                           (c)      Bylaws of the Company and each of its
subsidiaries, certified by its Secretary or Assistant Secretary as of the Closing Date; and

                           (d)      Resolutions of the Board of Directors of the
Company, authorizing and approving all matters in connection with this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date.

                  5.6 Minimum Investment. Purchasers shall have tendered at the Closing aggregate consideration of not less than $6,000,000 for the purchase of Shares.

                  5.7 Compliance Certificate. The Company shall have delivered to the Purchasers a certificate, executed by the President of the Company, dated the Closing Date, certifying to the fulfillment of the conditions specified in subsections 5.2, 5.4 and 5.5 of this Agreement.

                  5.8 Absence of Material Adverse Change. Except as disclosed in Exhibit C, there shall have been no material adverse change in the business or financial condition or results of operations of the Company or any of its subsidiaries, taken as a whole, since the Balance Sheet Date, or, with respect to Direct Insurance Company and Direct General Insurance Agency, Inc.., since the DIC and DGA Balance Sheet Date, and no material litigation or other proceeding shall have been commenced or threatened by any person, including without limitation any governmental agency, relating to any of the proposed transactions, or against the Company or any of its subsidiaries or any of their properties which are material to their business or operations and the Purchasers shall have received a certificate to that affect, dated the Closing Date, signed by Chief Executive Officer of the Company.

                  5.9 Bank Financing. On or before the Closing Date, the Company shall have entered into a credit facility (the "Credit Facility"), approved by the Purchasers, and provided by First Tennessee Bank, N.A., as agent, and the other participating banks, with borrowing availability up to $15.0 million.

                  5.10 Other Matters. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers and their special counsel, and the Purchasers and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

         6. Conditions to the Obligations of the Company. The obligations of the Company under subsection 1.2 of this Agreement are subject to fulfillment, on or before the Closing Date, of each of the following conditions:

                  6.1 Accuracy of Representations and Warranties. Each of the representations and warranties of the Purchasers contained in Section 4 shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that date.

                  6.2 Compliance Certificate. The Purchasers shall have delivered to the Company a Certificate, executed by a duly authorized officer of each of the Purchasers, dated the Closing Date, certifying to the fulfillment of the conditions specified in subsection 6.1 of this Agreement.

         7.       Covenants of the Company.

                  7.1 Inspection. The Company and its subsidiaries shall permit each Purchaser, or any authorized representative thereof, to visit and inspect the properties of the Company and its subsidiaries, including its corporate and financial records, and to discuss its business and finances with officers of the Company, during normal business hours following reasonable notice and as often as may be reasonably requested. In addition, the Company and its subsidiaries agree to provide the Purchasers, so long as they are holders of capital stock of the Company, copies of all information reasonably requested by such Purchasers from the Company or its subsidiaries. All such requested information shall be provided to the Purchasers within thirty (30) business days of the request, unless otherwise agreed to in writing.

                  7.2 Observer Rights. The company will permit each holder of not less than 25% of the Shares (including shares of Common Stock into which Shares have been converted and as adjusted for stock splits, stock dividends, and other recapitalizations), or any authorized representatives thereof, to attend all meetings of the Board of Directors of the Company, and shall, upon the written request of such holder, provide him or it with such notice of and other information with respect to such meetings as are delivered to the directors of the Company. Upon the written request of any such holder, the Company shall notify such holder, within 10 days thereafter, of the taking of any written action by the Board of Directors of the Company in lieu of a meeting thereof. Any holder exercising his or its rights under this subsection, and his or its representatives, shall maintain the confidentiality of all financial, confidential, and proprietary information of the Company acquired by them in exercising such rights.

                  7.3      Financial Statements and Other Information.

                           (a)      During calendar year 1996 and from year to
year thereafter, the Company will deliver to each Purchaser (as soon as available but not later than as set forth below):

                                    (i)      within ninety (90) days after the
end of each fiscal year of the Company, audited consolidated and consolidating balance sheets of the Company as at the end of such year and audited consolidated and consolidating statements of income and of cash flows of the Company for such year, certified by certified public accountants of established national reputation selected by the Company, and prepared in accordance with generally accepted accounting principles;

                                    (ii)     within forty-five (45) days after
the end of each fiscal quarter of the Company, unaudited consolidated and consolidating balance sheets of the Company as at the end of such quarter, unaudited consolidated and consolidating statements of income and of cash flows of the Company for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter, and the comparable historical financial statements for the corresponding prior year period;

                                    (iii)    within forty-five (45) days after
the end of each month, an unaudited consolidated balance sheet of the Company as at the end of such month, unaudited consolidated statements of income and of cash flows of the Company for such month and for the current fiscal year to the end of such month, setting forth in comparative form the Company's projected financial statements for the corresponding periods for the current fiscal year, and the comparable historical financial statements for the corresponding prior year period;

                                    (iv)     within three (3) days of delivery
to any regulatory entity or other third party, copies of any Company or subsidiary financial statements or other financial information (e.g. statutory audited and unaudited financial statements of the insurance subsidiary);

                                    (v)      as soon as available, but in any
event no later than thirty (30) days prior to commencement of each new fiscal year (excluding fiscal year 1995), a business plan and projected financial statements for such fiscal year;

                                    (vi)     within ten (10) days after the
discovery or notification that the Company is not in compliance with this Agreement or any other material agreement to which the Company is a party, a detailed statement outlining such noncompliance or default;

                                    (vii)    within ten (10) days of delivery,
such other notices, information, and data with respect to the Company as the Company delivers to the holders of its Common Stock;

                                    (viii)   within forty-five (45) days after
the end of each fiscal quarter of the Company, an actuarial statement consistent in form and substance to the annual actuarial statement required to be filed with the Department of Insurance; and

                                    (ix)     within thirty (30) days after the
end of each month, the Company will provide monthly management reports and the experience reports.

                           (b)      The foregoing financial statements shall be
prepared on a consolidated basis, unless otherwise designated. The financial statements delivered pursuant to clauses (ii) and (iii) of paragraph (a) shall be accompanied by a certificate of the Chief Financial Officer of the Company stating that such statements have been prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein) and fairly present the financial condition of the Company at the date thereof and for the periods covered thereby. The financial statements delivered pursuant to clause (ii) shall also be accompanied by a certificate from the Chief Financial Officer of the Company stating whether the Company is in compliance with this Agreement, its Charter and Bylaws, and all funded debt agreements (including loan and security agreements and, with respect to such agreements, whether there has been a waiver by a third party of any default under such agreement since delivery of the previous certificate) and, with respect to all other indentures, leases, agreements and instruments to which the Company is a party or by which it or any of its properties is bound, that the Company is in compliance, except where the failure to be in compliance would not result in any material adverse effect to the assets, condition (financial or otherwise), business, or prospects of the Company and its subsidiaries, taken as a whole.

                           (c)      During calendar year 1995, the Company shall
deliver to the Purchasers such financial and other information as the Company is required to deliver to its lenders pursuant to the Credit Facility within the same time periods and in such form as required by the Credit Facility. In addition, during calendar year 1995 the Company shall provide the information set forth in Section 7.3(a) (viii) and (ix).

                  7.4 Material Changes and Litigation. The Company shall promptly notify the Purchasers of any material adverse change in the business, properties, assets or condition, financial, or otherwise, of the Company or any of its subsidiaries and of any litigation or governmental proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company, or any of its subsidiaries, or against any officer, director, key employee, or principal stockholder of the Company, which may result in a material adverse effect upon the Company and its subsidiaries, taken as a whole.

                  7.5 Key Man Insurance. The Company will maintain term life insurance upon the life of William C. Adair, Jr. in an amount not less than $5.0 million, with the proceeds payable to the Company to be used by the Company to finance the redemption of shares of Series A Preferred required by Article 2 Paragraph A(f) of the Articles of Amendment or, if such redemption is either (i) unnecessary because of the prior conversion or redemption of such Shares or (ii) illegal, to be used by the Company solely for purposes deemed appropriate by the Board of Directors. In the event William C. Adair, Jr. dies and shares of Series A Preferred are outstanding at such time, the Company agrees to escrow the funds payable pursuant to the term life insurance policy for a period of one year from the date of receipt or such shorter period of time necessary to fulfill the redemption obligations in Paragraph (f) of Article 2 of the Articles of Amendment.

                  7.6      Right of First Refusal.

                           (a)      The Company hereby grants to each Purchaser
a right of first refusal to purchase all or any part of such Purchaser's pro rata share of New Securities (as defined below) that the Company may, from time to time, propose to sell and issue, subject to the terms and conditions set forth below. A Purchaser's pro rata share, for purposes of this subsection 7.6, shall equal a fraction, the numerator of which is the number of shares of Common Stock then held by such Purchaser or issuable upon conversion or exercise of any Shares, convertible securities, options, rights, or warrants then held by such Purchaser, and the denominator of which is the total number of shares of Common Stock then outstanding plus the total number of shares of Common Stock issuable upon conversion or exercise of then outstanding Shares, convertible securities, options, rights, or warrants.

                           (b)      "New Securities" shall mean any capital
stock of the Company whether now authorized or not, and rights, options, or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided, however, that the term "New Securities" does not include (i) the Shares issuable under this Agreement or the shares of Common Stock issuable upon conversion of the Shares;
(ii) securities offered to the public pursuant to a Registration Statement (as defined in subsection 8. 1); (iii) securities issued for the acquisition of another corporation by the Company by merger, purchase of substantially all the assets of such corporation, or other reorganization resulting in the ownership by the Company of not less than a majority of the voting power of such corporation; (iv) not more than 60,000 shares of Common Stock issued to employees or consultants of the Company pursuant to a stock option plan, employee stock purchase plan, restricted stock plan, or other employee stock plan or agreement; or (v) securities issued as a result of any stock split, stock dividend, or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock.

                           (c)      In the event the Company intends to issue
New Securities, it shall give each Purchaser written notice of such intention, describing the type of New Securities to be issued, the price thereof, and the general terms upon which the Company proposes to effect such issuance. Each Purchaser shall have thirty (30) days from the date of any such notice to agree to purchase all or part of his or its pro rata share of such New Securities for the price and upon the general terms and conditions specified in the Company's notice by giving written notice to the Company stating the quantity of New Securities to be so purchased. Each Purchaser shall have a right of over-allotment such that if any Purchaser fails to exercise its right hereunder to purchase its total pro rata portion of New Securities, the other Purchasers may purchase such portion on a pro rata basis, by giving written notice to the Company within five (5) days from the date that the Company provides written notice to the other Purchasers of the amount of New Securities with respect to which such nonpurchasing Purchaser has failed to exercise in full its or his right hereunder.

                           (d)      In the event any Purchaser or Purchasers
fail to exercise the foregoing right of first refusal with respect to any New Securities within such 30-day period (or the additional five-day period provided for over-allotments), the Company may within 90 days thereafter sell any or all of such New Securities not agreed to be purchased by the Purchasers, at a price and upon general terms no more favorable to the purchasers thereof than specified in the notice given to each Purchaser pursuant to paragraph (c) above. In the event the Company has not sold such New Securities within such 90-day period, the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Purchasers in the manner provided above.

                           (e)      Purchaser may apportion its pro rata share
among itself and its general partners, officers, limited partners, and any other party mutually agreed to by the Company and the Purchaser, in such proportions as it deems appropriate.

                  7.7 Auditor and Actuary. The Company shall retain a firm of certified public accountants of established national reputation to audit its books and records at least annually beginning with the audit for the calendar year 1995. In addition, the Company shall retain an actuarial firm of national reputation to provide actuarial services to the Company beginning with the actuarial review for the year ended December 31, 1995 and continuing thereafter.

                  7.8 Compensation of Executive Officers and Selection of President and Chief Operating Officer.

                           (a)      The Compensation Committee of the Board of
Directors of the Company shall establish the aggregate compensation to be paid to each of the executive officers of the Company and each of its subsidiaries. The Company agrees to obtain the consent of a majority of the outstanding Shares prior to implementing any compensation increase to its executive officers, consultants or any other persons who receive in the aggregate from the Company or its subsidiaries or affiliates more than $175,000 per annum and, with respect to William C. Adair, Jr., more than $250,000 plus year end bonus payable in the ordinary course of business consistent with the Company's historic practice.

                           (b)      The Company shall use its best reasonable
efforts, including but not limited to the engagement of an executive search firm of national reputation acceptable to the Purchasers, to employ an individual as President and Chief Operating Officer and the employment thereof shall be subject to the consent of a majority of the outstanding Shares. In addition, any subsequent employment of another person in such capacity shall be subject to the consent of a majority of the outstanding Shares.

                  7.9 Additional Covenants. So long as any of the Shares are outstanding, the Company agrees as follows:

                           (a)      The Company will promptly pay and discharge,
or cause to be paid and discharged, when due and payable, all lawful taxes, assessments, and governmental charges or levies imposed upon the income, profits, property, or business of the Company or any subsidiary; provided, however, that any such tax, assessment, charge, or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves therefor; and provided, further, that the Company will pay all such taxes, assessments, charges, or levies forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor. The Company will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other indebtedness incident to the operations of the Company;

                           (b)      The Company will keep its properties and
those of its subsidiaries in good repair, working order, and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions, and improvements thereto; and the Company will at all times comply with the provisions of all material leases to which any of them is a party or under which any of them occupies property so as to prevent any loss or forfeiture thereof or thereunder;

                           (c)      The Company will keep its assets that are of
an insurable character insured by financially sound and reputable insurers against loss or damage by fire, extended coverage, and explosion insurance in amounts customary for companies in similar businesses similarly situated; and the Company will maintain, with financially sound and reputable insurers, insurance against other hazards, risks, and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated;

                           (d)      The Company will keep true records and books
of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis;

                           (e)      The Company will comply with the
requirements of all applicable laws, rules, regulations, and orders of any governmental authority, except to the extent such noncompliance does not constitute a willful disregard for the law, rule, regulation or order or such noncompliance would not result in a material adverse effect on the assets, condition (financial or otherwise) business or prospects of the Company and its subsidiaries, taken as a whole;

                           (f)      The Company shall maintain in full force and
effect its corporate existence, rights, and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names, service marks or copyrights owned or possessed by it or any subsidiary and deemed by the Company to be necessary to the conduct of its business; and

                           (g)      Each of the Company's subsidiaries shall
continue to be wholly owned by the Company, except for Direct Insurance Agency Midwest, Inc. which will continue to be 75% (or greater) owned by the Company.

                  7.10 Negative Covenants. So long as Shares are outstanding, the Company (consistent with the provisions of the Articles of Amendment) shall not, without the prior written consent of the holders of not less than fifty-one percent (51%) of the outstanding Shares:

                           (a)      Authorize or issue any class or series of
stock, including, but not limited to, Convertible Securities (as defined in the Company's Articles of Amendment to its Charter dated the date hereof, the "Articles of Amendment"), in addition to Common Stock and Series A Preferred;

                           (b)      Authorize or issue additional shares of
Common Stock at a price per share less than the Initial Conversion Price (as defined in the Articles of Amendment) or authorize or issue additional shares of Series A Preferred;

                           (c)      Effect an exchange, reclassification or
cancellation of all or part of the shares of Series A Preferred;

                           (d)      Effect an exchange, or create a right of
exchange, of all or part of the shares of another class or series into the shares of Series A Preferred;

                           (e)      Create a class or series of shares having
rights, preferences or privileges prior to or on a parity with the shares of Series A Preferred;

                           (f)      (i) Effect a cash dividend during any of
calendar years 1995, 1996 or 1997 or (ii) effect a cash dividend during calendar year 1998 and any year thereafter, excluding any annual cash dividend not to exceed the lesser of $500,000 or 5% of the preceding year's net income as stated in the audited financial statements for such year (subject to all other limitations imposed by the Tennessee Business Corporation Act, as amended, or other state or federal regulatory entity), or any other distribution of assets (including cash, securities and intangible assets or other property) other than as set forth in Paragraph 2A(b) of the Articles of Amendment; it being agreed that to the extent any cash dividend shall be paid on any Common Stock, the holders of Series A Preferred Stock shall participate in such dividend as though such shares had been converted to Common Stock immediately prior to the record date for such dividend;

                           (g)      Enter (or permit any corporation, a majority
of the voting stock of which is owned or controlled by the Company, to enter) into debt instruments as the maker or guarantor which, in the aggregate, are in an amount greater than $2.0 million, except any credit facility approved by the Board of Directors to provide (i) funding for notes receivable properly generated (in the ordinary course of business and consistent with all applicable laws and regulations) by Direct Financial Services, Inc. and (ii) funding for policies of insurance sold on an installment billing basis in the ordinary course of business and consistent with all applicable laws and regulations by any of the subsidiaries;

                           (h)      Make (or permit any corporation, a majority
of the voting stock of which is owned or controlled by the Company to make) any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless (i) it is wholly owned by the Company, (ii) it is Direct Insurance Agency Midwest, Inc., so long as a majority of its voting stock is controlled by the Company, or (iii) with respect to Direct Insurance Company, if such investments are consistent with state and federal laws and regulations applicable to such portfolio investments;.

                           (i)      Make (or permit any corporation, a majority
of the voting stock of which is owned or controlled by the Company, to make) any loan(s) or advance(s) which, in the aggregate, are greater than $100, 000 to any person (s), including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

                           (j)      (i) Enter into any merger, share exchange,
business combination or consolidation (or permit any corporation, a majority of the voting stock of which is owned or controlled by the Company, to enter into any such transaction, excluding a transaction between wholly-owned subsidiaries of the Company) with any other corporation or other entity, (ii) sell, lease, or otherwise dispose of all or substantially all of its properties or assets, (iii) acquire all or substantially all of the properties or assets of any other corporation or entity, except no vote of the holders of the Series A Preferred shall be required for any acquisition by the Company or its subsidiaries in which (y) the aggregate consideration paid (including the assumption of liabilities) does not exceed $2.0 million; and (z) the transaction involves the acquisition of a business or assets of a business constituting the same business being conducted by the Company as of the time of the acquisition, or (iv) liquidate, dissolve or wind up the Company's affairs; or

                           (k)      Amend the Company's Charter in any way if
such amendment would cancel or adversely change, alter or affect the preferences or rights (including, without limitation, the conversion privilege, the redemption privilege or the liquidation preference) of the Series A Preferred.

                  7.11 Expenses of Directors and Purchaser Representatives. The Company shall promptly reimburse in full each director of the Company who is not an employee of the Company and who was elected as a director solely or in part by the holders of Series A Preferred for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors of the Company, any committee thereof of which the director is a member or otherwise acting on behalf of the Company or its subsidiaries. In addition, the Company agrees to promptly reimburse in full each Purchaser representative, not a director, for all reasonable out-of-pocket expenses incurred in attending any meetings of, or performing any functions (as requested by the Company) on behalf of, the Company; provided, however, that the Company will not be required to reimburse more than two (2) such Purchaser representatives for attendance at a meeting or the performance of such functions unless requested by the Company to attend such meeting or perform such function or unless otherwise approved by an officer of the Company.

                  7.12 Reservation of Common Stock. The Company shall reserve and maintain a sufficient number of shares of Common Stock for issuance upon conversion of all of the outstanding Shares.

                  7.13 Disaster Recovery Plan and Implementation. The Company agrees to use its best effort to prepare a disaster recovery plan satisfactory to the Purchasers to be presented to the Board of Directors on or before March 31, 1995 and, upon approval by the Board of Directors, to implement such plan promptly thereafter.

                  7.14 Director and Officer Insurance. The Company shall obtain, and maintain thereafter, a policy of insurance covering the Company's directors and officers for actions they may take in such capacities. The policy of insurance shall be in an amount and underwritten by a firm acceptable to the Board of Directors and the Purchasers, such acceptance by the Purchasers shall not be unreasonably withheld.

                  7.15 Stock Option Plan. The Company shall not authorize more than 60,000 shares of Common Stock or other securities for issuance under any stock incentive plan.

                  7.16 Interested Party Transactions. Neither the Company nor any of its subsidiaries shall enter into any transaction with any of the Company's or its subsidiaries' officers, directors or shareholders or affiliates thereof, unless the terms of such transaction are no less favorable than those which could be obtained from unaffiliated parties and such transactions are approved by a majority of the disinterested members of the Company's Board of Directors.

                  7.17 Termination of Covenants. The covenants of the Company contained in this Section 7 shall terminate, and be of no further force or effect, upon the closing date of a Registration Statement (as defined in subsection 8.1) covering the Company's first public offering of Common Stock, resulting in gross proceeds to the Company of at least $10,000,000, at a price to the public per share of Common Stock of at least two and one-half (2.5) times the Current Conversion Price (as defined in the Articles of Amendment and as adjusted for stock splits, stock dividends, recapitalization and similar events)

         8.       Registration Rights.

                  8.1 Certain Definitions. As used in this Section 8 and elsewhere in this Agreement, the following terms shall have the following respective meanings:

         "Commission" means the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

         "Registration Statement" means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

         "Registration Expenses" means the expenses described in subsection 8.6.

         "Registrable Shares" means (i) the shares of Common Stock issued or issuable upon conversion of the Shares, (ii) any shares of Common Stock acquired by the Purchasers pursuant to subsection 7.6 hereof and any shares of Common Stock issuable upon the conversion or exercise of capital stock or other securities of the Company acquired by the Purchasers pursuant to subsection 7.6 hereof, and (iii) any other shares of Common Stock of the Company issued in respect of such shares (because of stock splits, stock dividends, reclassification, recapitalization, or similar events); provided, however, that shares of Common Stock that are Registrable Shares shall cease to be Registrable Shares (y) upon any sale pursuant to a Registration Statement, Section 4(1) of the Securities Act, or Rule 144 under the Securities Act, or (z) upon any sale in any manner to a person or entity that, by virtue of Section 10 of this Agreement, is not entitled to the rights provided by this Section 8. Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Shares, the determination of such percentage shall include shares of Common Stock issuable upon conversion of the Shares even if such conversion has not yet been effected.

         "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

         "Shares" shall have the meaning specified in subsection 1.2.

         "Stockholders" means the Purchasers and any persons or entities to whom the rights granted under this Section 8 are transferred by any Purchasers, their successors or assigns pursuant to Section 10 hereof.

                  8.2      Sale or Transfer of Shares; Legend.

                           (a)      The Shares and the Registrable Shares and
shares issued in respect of the Shares or the Registrable Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Securities Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

                           (b)      Notwithstanding the foregoing, no
registration or opinion of counsel shall be required for (i) a transfer by a Purchaser that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner, if the transferee agrees in writing to be subject to the terms of this Section 8 to the same extent as if he were an original Purchaser hereunder, or (ii) a transfer made in accordance with Rule 144 or Rule 144A under the Securities Act.

                           (c)      Each certificate representing the Shares and
the Registrable Shares and shares issued in respect of the Shares or the Registrable Shares shall bear a legend substantially in the following form:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

         The foregoing legend shall be removed from the certificates representing any Registrable Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act. No representation contained elsewhere herein or in any document executed in connection with the transactions contemplated hereby shall be construed to preclude the Purchasers from effecting at any time a resale of any of the shares (or the underlying Common Stock upon conversion of the Shares) pursuant to the provisions of Rule 144A. If requested by the Purchaser (or Purchasers), the Company shall use its best efforts to permit the shares (or underlying Common Stock) to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTAL Market.

                           (d)      The Company agrees, upon the request of any
Purchaser, to make available to such Purchaser and to any prospective transferee of any Shares or Registrable Shares of such Purchaser the information concerning the Company described in Rule 144A(d) (4) under the Securities Act.

                  8.3      Required Registrations.

                           (a)      At any time after the closing of the
Company's first underwritten public offering of shares of Common Stock pursuant to a Registration Statement, a Stockholder or Stockholders holding in the aggregate at least 50% of the Registrable Shares may request, in writing, that the Company effect the registration on Form S-1, Form S-2, or Form S-3, as applicable, (or any successor form) of Registrable Shares owned by such Stockholder or Stockholders having an aggregate offering price of at least $3,000,000 (based on the then current market price or fair value). If the holders initiating the registration intend to distribute the Registrable Shares by means of an underwriting, they shall so advise the Company in their request. In the event such registration is underwritten, the right of other Stockholders to participate shall be conditioned on such Stockholders' participation in such underwriting. Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all Stockholders. Such Stockholders shall have the right, by giving written notice to the Company within thirty (30) days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Stockholders may request in such notice of election; provided that if the underwriter (if any) managing the offering determines in good faith that, because of marketing factors, all of the Registrable Shares requested to be registered by all Stockholders may not be included in the offering, then all Stockholders who have requested registration shall participate in the offering pro rata based upon the number of Registrable Shares that they have requested to be so registered. Thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration,. on Form S-1, Form S-2 or Form S-3 (or any successor form), of all Registrable Shares that the Company has been requested to so register.

                           (b)      The Company shall not be required to effect
more than two registrations pursuant to paragraph (a) above. In addition, the Company shall not be required to effect any registration (other than on Form S-3 or any successor form relating to secondary offerings) within six (6) months after the effective date of any other Registration Statement of the Company.

                           (c)      If at the time of any request to register
Registrable Shares pursuant to this subsection 8.3, the Company is engaged or has fixed plans to engage within thirty (30) days of the time of the request in a registered public offering as to which the Stockholders may include Registrable Shares pursuant to subsection 8.4 or is engaged in any other activity that, in the good faith determination of the Company's Board of Directors, would be adversely affected by the requested registration to the material detriment of the Company, then the Company may at its option direct that such request be delayed for a period not in excess of six months from the effective date of such offering or the date of commencement of such other material activity, as the case may be, such right to delay a request to be exercised by the Company not more than once in any two year period.

                  8.4      Incidental Registration.

                           (a)      Whenever the Company proposes to file a
Registration Statement (other than pursuant to subsection 8.3) at any time and from time to time, it will, prior to such filing, give written notice to all Stockholders of its intention to do so and, upon the written request of a Stockholder or Stockholders given within thirty (30) days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use its best efforts to cause all Registrable Shares that the Company has been requested by such Stockholder or Stockholders to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Stockholder or Stockholders; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this subsection
8.4 without obligation to any Stockholder.

                           (b)      In connection with any offering by the
Company under this subsection 8.4 involving an underwriting, the Company shall not be required to include any Registrable Shares in such offering unless the holders thereof accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (provided that such terms must be consistent with this Agreement), and then only in such quantity as will not, in the good faith opinion of the underwriters, jeopardize the success of the offering by the Company. If in the opinion of the managing underwriter the registration of all, or part of, the Registrable Shares that the holders have requested to be included would materially and adversely affect such public offering, then the Company shall be required to include in the underwriting only that number of Registrable Shares, if any, that the managing underwriter believes may be sold without causing such adverse effect; provided that (i) in no event shall the number of Registrable Shares included in the offering be reduced below 25% of the total number of shares of Common Stock (giving effect to the conversion into Common Stock of all securities convertible thereunto) included in the offering, and (ii) no persons or entities other than the Company, the Stockholders and persons or entities holding registration rights granted in accordance with Section 8.11 hereof shall be permitted to include securities in the offering. If the number of Registrable Shares to be included in the underwriting in accordance with the foregoing is less than the total number of shares that the holders of Registrable Shares have requested to be included, then the holders of Registrable Shares who have requested registration and other holders of shares of Common Stock entitled to include shares of Common Stock in such registration shall participate in the underwriting pro rata based upon their total ownership of shares of Common Stock of the Company (giving effect to the conversion into Common Stock of all securities convertible thereunto). If any holder would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting holders pro rata based upon their total ownership of Registrable Shares.

                  8.5 Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Shares under the Securities Act, the Company shall:

                           (a)      file with the Commission a Registration
Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become and remain effective;

                           (b)      as expeditiously as possible prepare and
file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective, in the case of a firm commitment underwritten public offering, until each underwriter has completed the distribution of all securities purchased by it and, in the case of any other offering, until the earlier of the sale of all Registrable Shares covered thereby or one hundred twenty (120) days after the effective date thereof;

                           (c)      as expeditiously as possible furnish to each
selling Stockholder such reasonable numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the selling Stockholders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Stockholder; and

                           (d)      as expeditiously as possible use its best
efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the selling Stockholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Stockholders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the selling Stockholder; provided, however, that the Company shall not be required in connection with this paragraph (d) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

         If the Company has delivered preliminary or final prospectuses to the selling Stockholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the selling Stockholders and, if requested, the selling Stockholders shall immediately cease making offers of Registrable Shares and return all prospectuses to the Company. The Company shall promptly provide the selling Stockholders with revised prospectuses and, following receipt of the revised prospectuses, the selling Stockholders shall be free to resume making offers of the Registrable Shares.

                  8.6 Allocation of Expenses. The Company will pay all Registration Expenses of all registrations under this Agreement; provided, however, that if a registration under Section 8.3 is withdrawn at the request of the Stockholders requesting such registration (other than as a result of information concerning the business or financial condition of the Company that is made known to the Stockholders after the date on which such registration was requested) and if the requesting Stockholders elect not to have such registration counted as a registration requested under subsection 8.3, the requesting Stockholders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration. For purposes of this Section, the term "Registration Expenses" shall mean all expenses incurred by the Company in complying with this
Section 8, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees, and expenses of counsel for the Company and the fees and expenses of one counsel selected by the selling Stockholders to represent the selling Stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions, and the fees and expenses of selling Stockholders' own counsel (other than the counsel selected to represent all selling Stockholders).

                  8.7 Indemnification and Contribution. In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the seller of such Registrable Shares, each underwriter of such Registrable Shares, and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities, joint or several, to which such seller, underwriter, or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws, or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus, or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such seller, underwriter, and each such controlling person for any legal or any other expenses reasonably incurred by such seller, underwriter, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus, or final prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such seller, underwriter, or controlling person specifically for use in the preparation thereof.

         In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities, joint or several, to which the Company, such directors and officers, underwriter, or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws, or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to such seller furnished in writing to the Company by or on behalf of such seller specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment, or supplement; provided, however, that the obligations of such Stockholders hereunder shall be limited to an amount equal to the proceeds to each Stockholder of Registrable Shares sold in connection with such registration.

         Each party entitled to indemnification under this subsection 8.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

         In order to provide for just and equitable contribution to joint liability under the Securities Act or otherwise, in any case in which either (i) any holder of Registrable Shares exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 8.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 8.7 provides for indemnification in such case, or (ii) contribution may be required on the part of any such selling Stockholder or any such controlling person in circumstances for which indemnification is provided under this Section 8.7; then, in each such case, the Company and such Stockholder will contribute to the aggregate losses, claims, damages, or liabilities to which they may be subject (after contribution from others) in such proportions so that such holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Shares offered by the Registration Statement bears to the public offering price of all securities offered by such Registration Statement, and the Company is responsible for the remaining portion; provided, however, that, in any such case, (A) no such holder will be required to contribute any amount in excess of the proceeds to it of all Registrable Shares sold by it pursuant to such Registration Statement, and (B) no person or entity guilty of fraudulent misrepresentation, within the meaning of Section 11(f) of the Securities Act, shall be entitled to contribution from any person or entity who is not guilty of such fraudulent misrepresentation.

                  8.8 Indemnification with Respect to Underwritten Offering. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to subsection 8.3(a), the Company agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of the securities being registered and customary covenants and agreements to be performed by such issuer, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering.

                  8.9 Information by Holder. Each holder of Registrable Shares included in any registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 8.

                  8.10 "Stand-Off" Agreement. Each Stockholder, if requested by the Company and an underwriter of Common Stock or other securities of the Company, shall agree not to sell or otherwise transfer or dispose of any Registrable Shares or other securities of the Company held by such Stockholder for a specified period of time (not to exceed 120 days) following the effective date of a Registration Statement; provided, that:

                           (a)      such agreement shall only apply to the first
such Registration Statement covering Common Stock of the Company to be sold on its behalf to the public in an underwritten offering; and

                           (b)      all Stockholders holding not less than the
number of shares of Common Stock held by such Stockholder (including shares of Common Stock issuable upon the conversion of Shares, or other convertible securities, or upon the exercise of options, warrants or rights) and all officers and directors of the Company enter into similar agreements.

         Such agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of the standoff period.

                  8.11 Limitations on Subsequent Registration Rights. The Company shall not, without the prior written consent of Stockholders holding at least 51% of the Registrable Shares, enter into any agreement (other than this Agreement) with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include securities of the Company in any registration filed under subsection 8.3 or 8.4 or (b) to make a demand registration.

                  8.12 Rule 144 Requirements. After the earliest of (i) the closing of the sale of securities of the Company pursuant to a Registration Statement, (ii) the registration by the Company of a class of securities under
Section 12 of the Exchange Act, or (iii) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act, the Company agrees to:

                           (a)      comply with the requirements of Rule 144(c)
under the Securities Act with respect to current public information about the Company;

                           (b)      use its best efforts to file with the
Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

                           (c)      furnish to any holder of Registrable Shares
upon request (i) a written statement by the Company as to its compliance with the requirements of said Rule 144(c), and the reporting requirements of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

                  8.13 Selection of Underwriter. In the case of any registration effected pursuant to this Section 8, the Company shall have the right to designate the managing underwriter in any underwritten offering, subject to the approval of the holders of a majority of the Registrable Shares requested to be included in such offering, which approval shall not be unreasonably withheld.

                  8.14 Mergers, Etc. The Company shall not, directly or indirectly, enter into any merger, consolidation, or reorganization in which the Company shall not be the surviving corporation unless the proposed surviving corporation shall, prior to such merger, consolidation, or reorganization, agree in writing to assume the obligations of the Company under this Section 8, and for that purpose references hereunder to "Registrable Shares" shall be deemed to be references to the securities that the Stockholders would be entitled to receive in exchange for Registrable Shares under any such merger, consolidation, or reorganization; provided, however, that the provisions of this Section 8 shall not apply in the event of any merger, consolidation, or reorganization in which the Company is not the surviving corporation if all Stockholders are entitled to receive in exchange for their Registrable Shares consideration consisting solely of (i) cash, (ii) securities of the acquiring corporation that may be immediately sold to the public without registration under the Securities Act, or (iii) securities of the acquiring corporation that the acquiring corporation has agreed to register within 90 days of completion of the transaction for resale to the public pursuant to the Securities Act.

         9. Successors and Assigns. Except as provided in Section 10, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective successors, assigns, heirs, executors, and administrators of the parties hereto.

         10.      Transfers of Certain Rights.

                           (a)      The rights granted to a Purchaser under
subsection 7.3, subsection 7.6, and Section 8 may be transferred by such Purchaser to another Purchaser, to any affiliate of the Company or to any person or entity acquiring at least twenty-five percent (25%) of the Shares or Registrable Shares; provided, however, that the Company is given written notice by the transferee at the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which such rights are being assigned.

                           (b)      Transferees. Any transferee (other than a
Purchaser) to whom rights under subsection 7.3, subsection 7.6, or Section 8 are transferred shall, as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon Purchasers under Section 11, subsection 7.6, or Section 8, as the case may be, to the same extent as if such transferee were a Purchaser hereunder.

                           (c)      Subsequent Transferees. A transferee to whom
rights are transferred pursuant to this Section 10 may not again transfer such rights to any other person or entity, other than as provided in (a) or (b) above.

                           (d)      Partners and Stockholders. Notwithstanding
anything to the contrary herein, any Purchaser that is a partnership or corporation may transfer rights granted to such Purchaser under subsection 7.3, subsection 7.6, or Section 8 to any partner or stockholder thereof to whom Shares are transferred pursuant to subsection 8.2 and who delivers to the Company an opinion of counsel as to the transfer of such securities under applicable state and federal securities laws and a written instrument in accordance with subparagraph (b) above. In the event of such transfer, such partner or stockholder shall be deemed a Purchaser for purposes of this Section 10 and may again transfer such rights to any other person or entity that acquires Shares from such partner or stockholder, in accordance with, and subject to, the provisions of subparagraphs (a), (b), and (c) above.

         11. Confidentiality. Each Purchaser agrees that he or it will keep confidential and will not disclose or divulge any confidential, proprietary, or secret information that such Purchaser may obtain from the Company pursuant to financial statements, reports, and other materials submitted by the Company to such Purchaser pursuant to this Agreement, or pursuant to visitation or inspection rights granted hereunder, unless such information is known, or until such information becomes known, to the public; provided, however, that a Purchaser may disclose such information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with its investment in the Company, (ii) to any prospective purchaser of any Shares from such Purchaser as long as such prospective purchaser agrees in writing to be bound by the provisions of this Section, or (iii) to any affiliate of such Purchaser or to a partner, shareholder or subsidiary of such Purchaser.

         12. Survival of Representations and Warranties. All agreements, representations, and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

         13. Expenses. The Company shall pay all of the costs, fees, and expenses of the Purchasers (including, but not limited to, the costs, fees and expenses of Bass, Berry & Sims, special counsel to the Purchasers) incurred in connection with the preparation of and entering into this Agreement and the closing of the transactions contemplated hereby.

         14. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

         If to the Company, at 905 East Trinity Lane, Nashville, Tennessee 37207, Attention: President, or at such other address or addresses as may have been furnished in writing by the Company, to the Purchasers, with a copy to Adair and Sheuerman, 4171 Lamar Avenue, Memphis, Tennessee 38118, Attn: Tammy Adair;

         If to a Purchaser, at his or its address set forth on Exhibit A, or at such other address or addresses as may have been furnished to the Company in writing by such Purchaser, with a copy to Bass, Berry & Sims, 2500 First American Center, Nashville, Tennessee 37238, Attn: Howard H. Lamar III.

         Notices provided in accordance with this Section 14 shall be deemed delivered upon personal delivery or three business days after deposit in the mail.

         15. Brokers. The Company and each Purchaser (i) represents and warrants to the other parties hereto that he or it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (ii) will indemnify and save the other parties harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders' fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any statement or representation alleged to have been made by such indemnifying party.

         16. Irrevocable Proxy. As a condition to the execution and performance under this Agreement, the Company has required that Noro-Moseley Partners II, L.P. irrevocably appoint SSM Venture Partners, L.P. as its proxy with respect to the voting rights associated with Section 7.10(a) only; therefore, Noro-Moseley Partners II, L.P. hereby appoints SSM Venture Partners, L.P. as its proxy, only to the extent and scope of the voting rights contained in Section 7.10(a), and such appointment is irrevocable and coupled with an interest and such appointment shall continue for a period of five years from the date of this Agreement.

         17. Entire Agreement. This Agreement and the Ancillary Agreements referenced herein, collectively embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings relating to such subject matter.

         18. Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of at least 67% of the Shares; provided
Section 8 may be amended with the consent of the holders of less than all Registrable Shares only in a manner that affects all Registrable Shares in the same fashion and no condition set forth in Section 6 may be waived with respect to any Purchaser who does not consent thereto. Any amendment or waiver effected in accordance with this Section 18 shall be binding upon each holder of any Shares (including shares of Common Stock into which such Shares have been converted), each future holder of all such securities, and the Company. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

         19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         20. Headings. The headings of the sections, subsections, and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

         21. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

         22. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, excluding that body of laws pertaining to conflicts of laws.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.

                                    DIRECT CORPORATION:



                                    /s/Jacqueline C. Adair
                                    --------------------------------------------
                                    Title: President

                                    PURCHASERS:

                                    SSM VENTURE PARTNERS, L.P.



                                    By: SSM Corporation, as General
                                        Partner of SSMI, L.P., as
                                        General Partner of SSM Venture
                                        Partners, L.P.



                                    By: /s/R. Wilson Orr III
                                        ----------------------------------------
                                        R. Wilson Orr III, Vice
                                        President

                                    NORO-MOSELEY PARTNERS, L.P.



                                    By: Its General Partner,
                                        Moseley & Company II



                                    By: /s/Jack R. Kelly
                                        ----------------------------------------
                                        Jack R. Kelly, General
                                        Partner

                                    DAVID F. BELLET - TRUSTEE
                                    PROFIT SHARING PLAN - DLJSC -
                                    CUSTODIAN
                                    FBO DAVID F. BELLET



                                    /s/David F. Bellet
                                    --------------------------------------------
                                    David F. Bellet

                                    AMENDMENT
                                       TO
                          SECURITIES PURCHASE AGREEMENT


        THIS AMENDMENT is made and entered into this 25th day of November 1996, by and among Direct General Corporation, f/k/a Direct Corporation, a Tennessee corporation (the "Company"), and SSM Venture Partners, L.P., Noro-Moseley Partners II, L.P. and David F. Bellett - Trustee Profit Sharing Plan - DLJSC Custodian (the "Purchasers").

                                W I T N E S S E T H:

        WHEREAS, the Company and the Purchasers entered into that certain Securities Purchase Agreement as of December 2, 1994 (the "Purchase Agreement");

        WHEREAS, in order to facilitate the issuance and sale of a newly designated Series B Convertible Preferred Stock, without par value (the "Series B Preferred"), by the Company to Eldon Capital Partners, L.P. and Eldon Capital Partners (International), L.P. (collectively referred to herein as the "Eldon Investors"), the Company at the Purchasers desire to amend the Purchase Agreement as provided herein; and

        WHEREAS, in connection with the investment by the Eldon Investors in the Series B Preferred, the Company and the Purchasers also desire to amend the Company's Charter as provided herein.

        NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

        1. Section 7.3(a) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

        "(a) The Company will maintain, and will cause each of its subsidiaries to maintain, a system of accounting established and administered in accordance with generally accepted accounting principles, and will accrue, and will cause each of its subsidiaries to accrue, all such liabilities as shall be required by generally accepted accounting principles. The Company will deliver (in duplicate) to each holder of any Shares purchased pursuant to this Agreement:

                (i) within 150 days after the end of the fiscal year ending December 31, 1996, and within 90 days after the end of each fiscal year of the Company thereafter, an unqualified audit of the Company and its subsidiaries on a consolidated and consolidating basis, as of the close of such fiscal year, including a balance sheet and statement of income and surplus, with notes thereon, together with the unqualified audit report and opinion of Ernst & Young, LLP or other "Big Six" independent public accountant, showing the financial condition of the Company and its subsidiaries at the close of such year and the results of operations during such year, such financial statements to be prepared in accordance with generally accepted accounting principles;

                (ii) within 65 days after the end of each fiscal year of Direct Insurance Company and any other property, casualty insurance company wholly-owned, directly or indirectly, by the Company (an "Affiliated Insurer"), unaudited financial statements prepared on the basis of statutory accounting practices prescribed or permitted by the National Association of Insurance Commissions and the Department of Insurance of the applicable jurisdiction ("Statutory Accounting Basis") in the form required to be filed with the Tennessee Commissioner of Commerce and Insurance, or, with respect to any other state, the administrative head of the department of such state charged with responsibility for regulations of insurance companies (the "Commissioner").

                (iii) in the case of fiscal year ending December 31, 1996 only, within 90 days after the end of such fiscal year of the Company unaudited, consolidated and consolidating financial statements of the Company;

                (iv) within 150 days after the end of each fiscal year of each Affiliated Insurer an audit of such Affiliated Insurer and its subsidiaries, as prescribed by its state of domicile, as of the close of such fiscal year, together with the audit report and opinion of such "Big Six" independent public accountant, showing the financial condition of such Affiliated Insurer of its subsidiaries at the close of such year and the results of operations during such year, such financial statements to be prepared on the Statutory Accounting Basis and to contain no qualifications which are unacceptable to the Purchasers;

                (v) within forty-five (45) days after the end of the first three fiscal quarters of each fiscal year of the Company, financial statements of the Company, such financial statements to include an income statement and balance sheet, certified as accurate by an officer of the Company;

                (vi) within forty-five (45) days after the end of each fiscal quarter, quarterly financial statements for each Affiliated Insurer prepared on a Statutory Accounting Basis, in the form required to be filed with the Commissioner;

                (vii) as soon as available after the end of each month, monthly management information reports generated in the ordinary course of the business, detailing among other things gross premiums written and loss experience for such month;

                (viii) promptly upon receipt thereof, copies of all reports submitted to the Company by independent public accountants in connection with each annual, interim or special audit of the books of the Company or any of its subsidiaries made by such accountants, including, without limitation, the comment letter submitted by such accountants to management in connection with their annual audit;

                (ix) immediately upon any executive officer of the Company obtaining knowledge of any condition or event which constitutes a default under this Agreement, an Officer's Certificate describing the same and the period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto;

                (x) immediately upon any principal officer of the Company or any other officer of the Company involved in its financial administration obtaining knowledge of the occurrence of any (i) "reportable event", as such term is defined in section 4043 of ERISA, or (ii) "prohibited transaction", as such term is defined in Section 4975 of the Internal Revenue Code, in connection with any employee pension benefit plan of the Company or any trust created thereunder, a written notice specifying the nature thereof, what action the Company has taken, is taking and proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect thereto; and

                (xi) with reasonable promptness, such other financial reports and information and data with respect to the Company or any of its subsidiaries as from time to time may be reasonably requested.

        2. Section 7.3(b) of the Purchase Agreement shall be amended by deleting entirely the first two sentences of such section, and by deleting "(ii)" in the third sentence of such section and replacing it with "(v)."

        3. Section 7.3(c) of the Purchase Agreement shall be deleted in its entirety.

        4. Section 7.5 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

        "The Company will use its best efforts to obtain and maintain term life insurance upon the lives of each of William C. Adair, Jr. and James R. Tuerff in a amount not less than $1.0 million for each policy, with proceeds payable to the Company to be used by the Company first to cover the costs of replacing either such person as an employee of the Company and second for purposes deemed appropriate by the Board of Directors of the Company."

        5. Section 7.7 of the Purchase Agreement shall be amended by adding the following to the last sentence of such section:

        "; provided, however, that such actuarial firm may be the same firm as the firm of certified public accountants referred to in this Section 7.7."

        6. Section 8.3(b) of the Purchase Agreement shall be amended by deleting the first sentence of such Section 8.3(b) in its entirety and replacing such sentence with the following:

        "The Company shall not be required to effect more than two registrations pursuant to paragraph (a) above, except that, as to any registration, the Company will not be deemed to have effected such registration for the purposes of this paragraph (b) unless, in the case of a registration initiated by any Stockholder or Stockholders, such registration shall have permitted the Stockholders to dispose of at least the lesser of (i) 50% of the Registrable Shares or (ii) 75% of the Registrable Shares which such Stockholder or Stockholders shall have requested to be included in such registration. Furthermore, the Company shall be deemed to have effected a registration pursuant to paragraph (a) above if, in the case of a registration initiated by any security holder of the Company other than a Stockholder, such registration shall have permitted the Stockholders pursuant to Section 8.4 hereof to dispose of at least 50% of the Registrable Shares."

        7. Section 8.4(b) of the Purchase Agreement shall be amended by deleting the second sentence of such Section 8.4(b) in its entirety and replacing such sentence with the following:

        "If in the opinion of the managing underwriter the registration of all, or part of, the Registrable Shares that the holders have requested to be included would materially and adversely affect such public offering, then the Company shall be required to include in the underwriting only that number of Registrable Shares, if any, that the managing underwriter believes may be sold without causing such adverse effect."

        In addition, each of the Purchasers hereby consents to (i) the creation and authorization by the Company of the Series B Preferred, having the rights, preferences and privileges contained in the Certificate of Designation attached as Exhibit A hereto, (ii) the issuance and sale of such Series B Preferred to the Eldon Investors in accordance with the Preferred Stock Purchase Agreement between the Company and the Eldon Investors attached as Exhibit B hereto, (iii) the issuance and sale to Eldon Capital, Incorporated, by the Company, of a warrant to purchase shares of Common Stock, without par value, of the Company in accordance with the Common Stock Purchase Warrant attached as Exhibit C hereto and (iv) the amendment of the Company's Charter through the filing by the Company of (a) the Amended and Restated Charter of the Company in the form attached hereto as Exhibit 17 (particularly as such Amended and Restated Charter alters the preferences or rights of the Purchasers as holders of the Company's Series A Preferred) and (b) the Certificate of Designation authorizing the Series B Preferred attached as Exhibit E hereto.

        Furthermore, each of the Purchasers hereby waives its right of first refusal set forth in Section 7.6 of the Purchase Agreement to purchase its pro rata share of the Series B Preferred and the Common Stock issuable upon exercise of the Common Stock Purchase Warrant.

        All defined terms used and not otherwise defined herein shall have the meaning given to them in the Purchase Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.


                               DIRECT GENERAL CORPORATION

                               By:  /s/ James R. Tuerff
                                    --------------------------------------------

                               Its: President and Chief Executive Officer
                                    --------------------------------------------

                               PURCHASERS:

                               SSM VENTURE PARTNERS, L.P.

                               By: SSM Corporation, as General Partner of SSM, L.P., as General Partner of SSM Venture Partners, L.P.

                               By:  /s/ R. Wilson III
                                    --------------------------------------------



                               NORO-MOSELEY PARTNERS II, L.P.

                               By:  Its General Partner,
                                    Moseley & Corn any II

                               By:  /s/ Jack R. Kelly
                                    --------------------------------------------



                               David F. Bellet - Trustee
                               Profit Sharing Plan - DLJSC - Custodian
                               FBO David F. Bellet


                               /s/ David F. Bellet
                               -------------------------------------------------
                               David F. Bellet